Exhibit 5

July 3, 2018

NextEra Energy Partners, LP

700 Universe Boulevard

Juno Beach, Florida 33408

Ladies and Gentlemen:

We have acted as counsel to NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”), in connection with the preparation of a registration statement on Form S-3 (“Registration Statement”) to be filed on or about the date hereof with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”), in connection with the registration by NEP of the offer and sale by selling unitholders (“Selling Unitholders”) of 5,675,100 common units representing limited partner interests in NEP (“Common Units”) issuable to the Selling Unitholders upon conversion of the outstanding $300,000,000 aggregate principal amount of NEP’s 1.50% Convertible Senior Notes due 2020 (the “Notes”).

In connection with this opinion letter, we have reviewed (i) the Indenture, dated as of September 8, 2017 (“Indenture”), by and among NEP, NextEra Energy Operating Partners, LP and The Bank of New York Mellon, as trustee, with respect to the Notes; (ii) the Registration Rights Agreement, dated as of September 8, 2017, between NEP and Barclays Capital Inc. relating to the offer and sale of the Common Units by the Selling Unitholders; and (iii) such other documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby. We have assumed that there will be no changes to such documents and records, or expiration thereof, after the date hereof which would affect the opinions expressed herein.

Based upon the foregoing, we are of the opinion that the Common Units issuable upon conversion of the Notes, when issued in accordance with the terms and conditions of the Indenture, will be validly issued and holders of the Common Units will have no obligation to make payments or contributions to NEP or its creditors solely by reason of their ownership of the Common Units (other than as provided in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”)).

This opinion letter is limited to the DRULPA and the laws of the State of New York as in effect on the date hereof, and we do not express any opinion as to the effect of any other laws on the opinion herein stated.

NextEra Energy Partners, LP

July 3, 2018

We hereby consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legal Opinions” and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP